Exhibit 3.1

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                           BACTROL TECHNOLOGIES, INC.

                UNDER SECTION 807 OF THE BUSINESS CORPORATION LAW
                            OF THE STATE OF NEW YORK



     The undersigned, being the President and Secretary, respectively, of Bactrol Technologies, Inc., a New York corporation, hereby certify and set forth as follows:

     FIRST: That the name of the corporation is Bactrol Technologies, Inc. (the "Corporation"). The name under which the Corporation was formed is "Owl Capital Corp."

     SECOND: That the Certificate of Incorporation of the Corporation was filed with the Department of State of the State of New York August 31, 1983 and was amended on October 5, 1983. A certificate changing the name of the Corporation to Bactrol Technologies, Inc. was filed on June 17, 1988.

     THIRD: That the Certificate of Incorporation of the Corporation is hereby amended as follows:

                  A. To change the Corporation's name.

                  B. To increase the number of shares of capital stock from 50,000,000 shares to 60,000,000 shares by authorizing 10,000,000 shares of Preferred Stock, par value $0.0001 per share and to vest in the Board of Directors of the Corporation the authority to designate the rights, designations and preferences of the Preferred Stock.

                  C. To permit shareholder actions to be taken without a meeting by written consent, so long as the written consent is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

                  D. To limit the personal liability of directors to the extent permitted by Section 402(b) of the Business Corporation Law of the State of New York.

                  E. To indemnify directors and officers to the fullest extent permitted by Article 7 of the Business Corporation Law of the State of New York.

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                  F. To change the address to which the Secretary of State shall mail a copy of any process served on the Company

        Accordingly, the Certificate of Incorporation of the Corporation is hereby restated to read as herein set forth in full:

               1.   The name of the Corporation is Military Resale Group, Inc.

               2. The Corporation is formed to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law of the State of New York, provided that it is not formed to engage in any act or activity which requires the consent or approval of any state official, department, board, agency or other body, without such approval or consent first being obtained.

               3. The office of the Corporation is to be located in the county of Suffolk, State of New York.

               4. The aggregate number of shares of capital stock of the Corporation is 60,000,000, of which 50,000,000 shall be Common Stock, par value $.0001 per share (the "Common Stock") and 10,000,000 shall be Preferred Stock, par value $.0001 per share (the "Preferred Stock"). The Preferred Stock may be issued, from time to time, in one or more series with such designations, preferences and relative participating options or other special rights and qualifications, limitations or restrictions thereof, as shall be stated in the resolutions adopted by the Board of Directors providing for the issuance of such Preferred Stock or series thereof; and the Board of Directors is hereby expressly vested with authority to fix such designations, preferences and relative participating options or other special rights or qualifications, limitations or restrictions for each series, including, but not by way of limitation, the power to determine the redemption and liquidation preferences, the rate of dividends payable and the time for and the priority of payment thereof and to determine whether such dividends shall be cumulative or not and to provide for and determine the terms of conversion of such Preferred Stock or any series thereof into Common Stock of the Corporation and fix the voting power, if any, of Preferred Stock or any series thereof.

               5. The Secretary of State of the State of New York is designated as agent of the Corporation upon whom process against the Corporation may be served. The address to which the Secretary of State shall mail a copy of any such process so served is:

                                            Ethan D. Hokit
                                            Military Resale Group

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                                            2180 Executive Circle
                                            Colorado Springs, CO. 80906


               6. Whenever shareholders are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, setting forth the action so taken, signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

               7. The Corporation shall, to the fullest extent possible permitted by Article 7 of the New York Business Corporation Law, as the same may be amended and supplemented from time to time, indemnify any and all persons whom it shall have power to indemnify under such Article 7 from and against any and all of expenses, liabilities or other matters referred to in or covered by such Article 7, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which any person may be entitled under any by-law, resolution of shareholders or directors, agreement or otherwise, as permitted by such Article 7, as to action in any capacity in which such person served at the request of the Corporation.

               8. The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by
                    Section 402(b) of the New York Business Corporation Law, as the same may be amended and supplemented.

         FOURTH: This restatement of the Certificate of Incorporation of the Corporation was authorized by the unanimous approval of the Board of Directors of the Corporation on November 15, 2001 and by the vote of a majority of all outstanding shares of the Corporation entitled to vote thereon at the Special Meeting of the Shareholders of the Corporation held on December 18, 2001.

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        IN WITNESS WHEREOF, the undersigned, President and Secretary of the
Corporation, have each executed this Restated Certificate of Incorporation on December 18, 2001 and each hereby affirms, under penalties of perjury, that the statements contained herein are true.

                                                        /s/ ETHAN D. HOKIT
                                                        ------------------------
                                                        Name: Ethan D. Hockit
                                                        Title:  President


                                                        /s/ EDWARD T.WHELAN
                                                        ------------------------
                                                        Name: Edward T. Whelan
                                                        Title:  Secretary

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